AGCO Corporation	Exhibit 99.1
4205 River Green Parkway Duluth, GA USA 30096-2568
www.agcocorp.com
Telephone 770.813.9200

FOR IMMEDIATE RELEASE	CONTACT:
Friday, February 9, 2007	Greg Peterson
Director of Investor Relations
770-232-8229
greg.peterson@agcocorp.com

AGCO REPORTS FOURTH QUARTER RESULTS
Balance Sheet Strengthened by Improved Cash Flow
Record European Sales and Operating Income
     DULUTH, GA – February 9 – AGCO Corporation (NYSE:AG), a worldwide manufacturer and distributor of agricultural equipment, reported a net loss of $1.41 per share for the fourth quarter of 2006. The fourth quarter 2006 results reflect a non-cash goodwill impairment charge of approximately $171.4 million associated with the Company’s Sprayer business. Adjusted net income, which excludes restructuring and other infrequent expenses and the non-cash goodwill impairment charge, was $0.41 per share for the fourth quarter of 2006. For the fourth quarter of 2005, AGCO reported a net loss of $0.71 per share and adjusted net income of $0.30 per share. Net sales for the fourth quarter of 2006 were $1.6 billion, an increase of approximately 18% compared to the same period in 2005.
     For the full year, the Company reported a net loss of $0.71 per share. Adjusted net income, which excludes restructuring and other infrequent expenses and the non-cash goodwill impairment charge, was $1.12 per share for the full year of 2006. Net income for the full year of 2005 was $0.35 per share. Adjusted net income, which excludes restructuring and other infrequent income, costs associated with a June 2005 bond redemption, and a non-cash deferred income tax adjustment, was $1.46 per share for the full year of 2005. Net sales for the full year of 2006 were $5.4 billion, which were slightly below the prior year.
     “AGCO delivered record free cash flow in 2006,” stated Martin Richenhagen, Chairman, President and Chief Executive Officer. “Our working capital focus throughout the year resulted in free cash flow of over $300 million and enabled us to further strengthen our balance sheet. During 2006, we reduced our net debt to capital ratio from 30% to 20% and lowered our net debt by approximately $244 million. Working capital management will continue to be a major focus in 2007.”
     “Our respected brands, high performance products, and strong dealer networks contributed towards delivering record sales and operating income in the fourth quarter and the full year in our Europe/Africa/Middle East region,” continued Mr. Richenhagen. “AGCO succeeded in growing its business in Europe by delivering technology-based solutions to our customers. Sales during

2006 for this segment exceeded $3 billion for the first time, growing approximately 10%, excluding the benefits of currency translation.”
     As disclosed in AGCO’s third quarter 2006 Form 10-Q, the Company performed its annual impairment testing of goodwill and other intangible assets in accordance with SFAS No. 142 during the fourth quarter. As a result of this analysis, the Company determined that the total carrying amount of goodwill associated with its Sprayer business should be written off, and, therefore, the Company recorded a non-cash goodwill impairment charge of approximately $171.4 million during the fourth quarter. The Company remains committed to its Sprayer business and has strategies in place to strengthen the Sprayer distribution network, enhance the product line and improve future operating results.
     Fourth Quarter and Full Year Results
     AGCO’s net sales for the fourth quarter of 2006 increased approximately 18% to $1,633.8 million compared to $1,384.9 million for the fourth quarter of 2005. A net loss of $128.1 million, or $1.41 per share, was reported for the fourth quarter of 2006, which included the $171.4 million non-cash goodwill impairment charge related to the Company’s Sprayer business. In the fourth quarter of 2005, a net loss of $63.8 million, or $0.71 per share, was reported, which included a non-cash deferred income tax adjustment of $90.8 million. Adjusted net income, excluding restructuring and other infrequent expenses and the non-cash goodwill impairment charge, was $38.8 million, or $0.41 per share, for the fourth quarter of 2006 compared to adjusted net income, excluding restructuring and other infrequent expenses and a non-cash deferred tax adjustment, of $26.9 million, or $0.30 per share, for the fourth quarter of 2005.
     Net sales for the full year of 2006 were $5,435.0 million compared to $5,449.7 million for 2005. A net loss of $64.9 million, or $0.71 per share was reported for the full year of 2006 compared to net income of $31.6 million or, $0.35 per share, in 2005. Adjusted net income, excluding restructuring and other infrequent expenses and the non-cash goodwill impairment charge, was $102.7 million, or $1.12 per share, for the full year of 2006. For the full year of 2005, adjusted net income, excluding restructuring and other infrequent income, bond redemption costs, and a non-cash deferred income tax adjustment, was $136.3 million, or $1.46 per share. A reconciliation of adjusted income from operations, net income and earnings per share to reported income (loss) from operations, net income (loss) and earnings (loss) per share for the three months and full years ended December 31, 2006 and 2005 is provided at the end of this press release.
     Excluding the impact of currency translation, AGCO’s net sales increased 11.1% during the fourth quarter and decreased 2.4% for the full year of 2006 compared to the same periods in 2005. In the fourth quarter of 2006, net sales increased in the South America and Europe/Africa/Middle East regions, partially offset by sales declines in the North America and Asia/Pacific regions. For the full year of 2006, net sales declined in the North America, South America and Asia/Pacific regions, partially offset by sales increases in the Europe/Africa/Middle East region. The European sales growth was led by strong results in Germany and Eastern Europe where market conditions improved in 2006. Net sales in North America in 2006 were significantly lower compared to 2005 primarily due to weaker market conditions and lower deliveries to dealers, resulting in a reduction in dealer inventory levels. In the South America and Asia/Pacific regions, weaker market conditions contributed to the sales decline.

     Adjusted income from operations increased $28.1 million for the fourth quarter of 2006 compared to the same period in 2005 primarily due to increased sales achieved in the quarter. For the full year of 2006, adjusted income from operations decreased $33.4 million compared to 2005 resulting from sales declines and lower production levels. Unit production of tractors and combines for the full year of 2006 was approximately 9% below 2005.
     Income from operations in the Europe/Africa/Middle East region increased $25.4 million in the fourth quarter and $36.9 million for the full year of 2006 compared to 2005. The increases were due to a growth in net sales of 21% and 10% during the fourth quarter and full year of 2006, respectively, excluding the impact of currency translation. Stronger market conditions in key regions of Europe, particularly in Germany, the United Kingdom, Scandinavia and Central and Eastern Europe, drove the sales growth. Operating margins remained strong due to sales mix and productivity improvements.
     In AGCO’s South America region, income from operations increased $11.5 million in the fourth quarter of 2006 compared to the same period in 2005, due to stronger sales in Brazil. Excluding currency impact, fourth quarter 2006 net sales in the South America region increased approximately 27% compared to the same period last year. For the full year of 2006, income from operations increased $7.4 million compared to 2005. This improvement was the result of higher margins which offset the impact of a reduction in sales of approximately 6%, excluding the impact of currency translation. Industry demand in South America was below 2005 levels, resulting in a decline in AGCO’s net sales in that region.
     In AGCO's North America region, income from operations decreased $8.4 million in the fourth quarter and $54.9 million for the full year of 2006 compared to 2005. Income from operations in the fourth quarter and the full year of 2006 was lower primarily due to a reduction in net sales of approximately 10% and 21%, respectively, excluding the impact of currency translation, compared to 2005. Weaker industry conditions and the Company’s working capital reduction initiative, which reduced North American dealer inventory by approximately $91 million during 2006, contributed to the decline in North American sales.
     Income from operations in the Asia/Pacific region decreased $2.7 million in the fourth quarter and $14.7 million for the full year of 2006 compared to 2005 primarily due to lower sales and weaker market conditions in Australia, New Zealand and Asia. Excluding the impact of currency translation, Asia/Pacific sales, declined approximately 17% for the fourth quarter and 23% for the full year of 2006 compared to the same periods in 2005.
     Regional Market Results
     Europe – Industry unit retail sales of tractors for the full year of 2006 increased approximately 3% compared to the prior year period. Industry retail demand improved in Germany, the United Kingdom, Scandinavia and Central and Eastern Europe but declined in France, Italy and Finland. AGCO’s unit retail sales for the full year of 2006 were higher when compared to the prior year period. Strong increases in Germany, the United Kingdom and Central and Eastern Europe contributed to the growth in AGCO’s unit retail sales.
     North America – Industry retail demand remained weak in North America during the fourth quarter of 2006. For the full year 2006, industry unit retail sales of tractors decreased approximately 3% over the comparable prior year period resulting from declines in the compact and high horsepower tractor segments, offset by a slight increase in the utility tractor segment. Industry unit retail sales of tractors over 100 horsepower in 2006 were approximately 13% below those in 2005. Industry unit retail sales of combines for the full year of 2006 were approximately 6% lower than the prior year period. AGCO’s unit retail sales of tractors and combines were also lower in 2006 compared to 2005.
     South America – Industry unit retail sales of tractors in the major market of Brazil increased approximately 15% compared to 2005 and decreased approximately 33% for combines during the full year of 2006 compared to 2005. Total South American industry unit retail sales of tractors and combines for the full year of 2006 decreased approximately 1% and 37%, respectively, compared to the prior year period. AGCO’s South American unit retail sales of tractors and combines also declined in the full year of 2006 compared to 2005.
     Rest of World Markets – Outside of North America, Europe and South America, AGCO’s net sales for the full year of 2006 were approximately 16% lower than 2005 due to lower sales in the Middle East, Australia, New Zealand and Asia.
     “Industry demand across the regions was relatively flat in the fourth quarter,” stated Mr. Richenhagen. “We continued to see moderate growth in Europe with increases in Germany, Scandinavia, and Eastern Europe. Improved economic conditions in Germany drove strong retail sales and the trend of farm privatizations in Eastern Europe continues to generate strong demand for farm equipment in that region. In North America, industry retail sales continued to decline, especially in the large equipment sectors due to lower farm income relative to 2005. In South America, industry demand remained weak overall but improved towards the end of the year. Strong demand from the sugar cane sector and higher soybean prices are driving improvement in the important market of Brazil.”
     Outlook
     Worldwide industry retail sales of farm equipment in 2007 is expected to be flat compared to 2006 levels. In North America, 2007 farm income is projected to be modestly higher, but continued uncertainty surrounding the renewal of the farm bill is expected to keep industry retail sales flat compared to 2006. In South America, the income of soybean farmers is expected to improve; however high farmer debt levels are expected to continue to pressure investment in farm equipment. Consequently, industry sales in South America are forecasted to be flat compared to 2006. In Europe, continued expansion in Eastern Europe is expected to offset a slight reduction in sales in Western Europe.
     AGCO’s net sales for the full year of 2007 are expected to increase between 3% and 5% compared to 2006 due to pricing, market share improvement, growth in Eastern Europe and the impact of currency translation. AGCO is targeting full year earnings per share of approximately $1.30 per share. In 2007, strategic investments in the form of increased engineering expense, plant restructurings, a European information system initiative, new market development and distribution improvements are expected to limit operating margin improvement. For the first quarter of 2007, net income is expected to be breakeven to a slight loss. A weaker sales mix caused by the timing of new product releases and supplier constraints, as well as increased engineering spending and the other strategic projects highlighted above, are expected to reduce operating margins and operating income below 2006 levels.

* * * * *
     AGCO will be hosting a conference call with respect to this earnings announcement at 10:00 a.m. Eastern Time on Friday, February 9, 2007. The Company will refer to slides on its conference call. Interested persons can access the conference call and slide presentation via AGCO’s website at www.agcocorp.com on the “Investors/Media” page. A replay of the conference call will be available approximately two hours after the conclusion of the conference call for twelve months following the call. A copy of this press release will be available on AGCO’s website for at least twelve months following the call.
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Safe Harbor Statement
Statements which are not historical facts, including projections of industry and AGCO’s sales, earnings per share, strategic investments, net income, operating margins and operating income, are forward-looking and subject to risks and uncertainty that could cause actual results to differ materially from those suggested by the statements. The following are among the factors that could cause actual results to differ materially from the results discussed in or implied by the forward-looking statements. Further information concerning these and other factors is included in AGCO’s filings with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2005. AGCO disclaims any obligation to update any forward-looking statements.
•	Our financial results depend entirely upon the agricultural industry, and factors that adversely affect the agricultural industry generally will adversely affect us.

•	Our success depends on the introduction of new products which require substantial expenditures.

•	We depend on suppliers for components and parts for our products, and any failure by our suppliers to provide products as needed, or by us to promptly address supplier issues, will adversely impact our ability to timely and efficiently manufacture and sell our products.

•	A majority of our sales and manufacturing takes place outside of the United States, and, as a result, we are exposed to risks related to foreign laws, taxes, economic conditions, labor supply and relations, political conditions and governmental policies. These risks may delay or reduce our realization of value from our international operations.

•	Currency exchange rate and interest rate changes can adversely affect the profitability of our products.

•	We are subject to extensive environmental laws and regulations, and our compliance with, or our failure to comply with, existing or future laws and regulations could delay production of our products or otherwise adversely affect our business.

•	Our labor force is heavily unionized, and our contractual and legal obligations under collective bargaining agreements and labor laws subject us to the risks of work interruption or stoppage and could cause our costs to be higher.

•	We have significant pension obligations with respect to our employees.

•	We are subject to fluctuations in raw material prices and availability, which may cause delays in the production of our products or otherwise adversely affect our manufacturing costs.

•	The agricultural equipment industry is highly seasonal, and seasonal fluctuations significantly impact our results of operations and cash flows.

•	We face significant competition and, if we are unable to compete successfully against other agricultural equipment manufacturers, we would lose customers and our revenues and profitability would decline.

•	We have a substantial amount of indebtedness, and, as a result, we are subject to certain restrictive covenants and payment obligations that may adversely affect our ability to operate and expand our business.
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     About AGCO
Founded in 1990, AGCO Corporation (NYSE: AG) (www.agcocorp.com) is a global manufacturer of agricultural equipment and related replacement parts. AGCO offers a full product line including tractors, combines, hay tools, sprayers, forage, tillage equipment and implements, which are distributed through more than 3,600 independent dealers and distributors in more than 140 countries worldwide. AGCO products include the following well-known brands: AGCO®, Challenger®, Fendt®, Gleaner®, Hesston®, Massey Ferguson®, New Idea®, RoGator®, Spra-Coupe®, Sunflower®, Terra-Gator®, Valtra®, and White™ Planters. AGCO provides retail financing through AGCO Finance. The Company is headquartered in Duluth, Georgia and in 2006 had net sales of $5.4 billion.
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Please visit our website at www.agcocorp.com.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited and in millions)

	December 31,	December 31,
	2006	2005
ASSETS
Current Assets:
Cash and cash equivalents	$401.1	$220.6
Accounts and notes receivable, net	677.1	655.7
Inventories, net	1,064.9	1,062.5
Deferred tax assets	36.8	39.7
Other current assets	129.1	107.7

Total current assets	2,309.0	2,086.2
Property, plant and equipment, net	643.9	561.4
Investment in affiliates	191.6	164.7
Deferred tax assets	105.5	84.1
Other assets	64.5	56.6
Intangible assets, net	207.9	211.5
Goodwill	592.1	696.7

Total assets	$4,114.5	$3,861.2

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current portion of long-term debt	$6.3	$6.3
Convertible senior subordinated notes	201.3	—
Accounts payable	706.9	590.9
Accrued expenses	629.7	561.8
Other current liabilities	79.4	101.4

Total current liabilities	1,623.6	1,260.4
Long-term debt, less current portion	577.4	841.8
Pensions and postretirement health care benefits	268.1	241.7
Other noncurrent liabilities	151.8	101.3

Total liabilities	2,620.9	2,445.2

Stockholders’ Equity:
Common stock	0.9	0.9
Additional paid-in capital	908.9	894.7
Retained earnings	774.1	825.4
Unearned compensation	—	(0.1)
Accumulated other comprehensive loss	(190.3)	(304.9)

Total stockholders’ equity	1,493.6	1,416.0

Total liabilities and stockholders’ equity	$4,114.5	$3,861.2

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in millions, except per share data)

	Three Months Ended December 31,
	2006	2005
Net sales	$1,633.8	$1,384.9
Cost of goods sold	1,367.9	1,161.0

Gross profit	265.9	223.9

Selling, general and administrative expenses	147.6	136.6
Engineering expenses	32.4	29.7
Restructuring and other infrequent income	—	(0.2)
Goodwill impairment charge	171.4	—
Amortization of intangibles	4.3	4.1

(Loss) income from operations	(89.8)	53.7

Interest expense, net	14.0	15.3
Other expense, net	8.5	6.8

(Loss) income before income taxes and equity in net earnings of affiliates	(112.3)	31.6

Income tax provision	24.9	100.5

Loss before equity in net earnings of affiliates	(137.2)	(68.9)

Equity in net earnings of affiliates	9.1	5.1

Net loss	$(128.1)	$(63.8)

Net loss per common share:

Basic	$(1.41)	$(0.71)

Diluted	$(1.41)	$(0.71)

Weighted average number of common and common equivalent shares outstanding:
Basic	91.1	90.5

Diluted	91.1	90.5

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in millions, except per share data)

	Years Ended December 31,
	2006	2005
Net sales	$5,435.0	$5,449.7
Cost of goods sold	4,507.2	4,516.1

Gross profit	927.8	933.6

Selling, general and administrative expenses	541.7	520.7
Engineering expenses	127.9	121.7
Restructuring and other infrequent expenses	1.0	—
Goodwill impairment charge	171.4	—
Amortization of intangibles	16.9	16.5

Income from operations	68.9	274.7

Interest expense, net	55.2	80.0
Other expense, net	32.9	34.6

(Loss) income before income taxes and equity in net earnings of affiliates	(19.2)	160.1

Income tax provision	73.5	151.1

(Loss) income before equity in net earnings of affiliates	(92.7)	9.0

Equity in net earnings of affiliates	27.8	22.6

Net (loss) income	$(64.9)	$31.6

Net (loss) income per common share:
Basic	$(0.71)	$0.35

Diluted	$(0.71)	$0.35

Weighted average number of common and common equivalent shares outstanding:
Basic	90.8	90.4

Diluted	90.8	90.7

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited and in millions)

	Years Ended December 31,
	2006	2005
Cash flows from operating activities:
Net (loss) income	$(64.9)	$31.6

Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation	98.6	89.4
Deferred debt issuance cost amortization	6.4	7.2
Goodwill impairment charge	171.4	—
Amortization of intangibles	16.9	16.5
Stock compensation	3.5	0.2
Equity in net earnings of affiliates, net of cash received	(8.8)	(14.5)
Deferred income tax provision	10.6	107.9
Gain on sale of property, plant and equipment	(0.5)	(2.7)
Changes in operating assets and liabilities:
Accounts and notes receivable, net	28.0	103.6
Inventories, net	66.2	(42.1)
Other current and noncurrent assets	(26.5)	(22.3)
Accounts payable	59.6	39.8
Accrued expenses	44.3	(44.6)
Other current and noncurrent liabilities	37.4	(23.7)

Total adjustments	507.1	214.7

Net cash provided by operating activities	442.2	246.3

Cash flows from investing activities:
Purchase of property, plant and equipment	(129.1)	(88.4)
Proceeds from sales of property, plant and equipment	3.9	10.5
Sale of business	—	0.4
Investments in unconsolidated affiliates	(2.9)	(23.4)

Net cash used in investing activities	(128.1)	(100.9)

Cash flows from financing activities:
Payment of debt obligations, net	(170.0)	(230.9)
Proceeds from issuance of common stock	10.8	1.4
Payment of debt issuance costs	(4.9)	—

Net cash used in financing activities	(164.1)	(229.5)

Effect of exchange rate changes on cash and cash equivalents	30.5	(20.9)

Increase (decrease) in cash and cash equivalents	180.5	(105.0)
Cash and cash equivalents, beginning of year	220.6	325.6

Cash and cash equivalents, end of year	$401.1	$220.6

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited, in millions, except per share data)
1. STOCK COMPENSATION EXPENSE
     During the year ended December 31, 2006, the Company recorded approximately $3.6 million of stock compensation expense in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 123R (Revised 2004), “Share-Based Payment.” The stock compensation expense was recorded as follows:

	Three Months Ended		Years Ended
	December 31,		December 31,
	2006	2005	2006	2005
Cost of goods sold	$—	$—	$0.1	$—
Selling, general and administrative expenses	(1.0)	0.1	3.5	0.4

Total stock compensation expense	$(1.0)	$0.1	$3.6	$0.4

2. RESTRUCTURING AND OTHER INFREQUENT EXPENSES
     During 2006, the Company recorded restructuring and other infrequent expenses of approximately $1.0 million. These charges primarily related to severance costs associated with the Company’s rationalization of certain parts, sales, marketing and administrative functions in the United Kingdom and Germany, as well as the rationalization of certain Valtra European sales offices located in Denmark, Norway, Germany and the United Kingdom.
     During 2005, the Company recorded restructuring and other infrequent expenses and income which resulted in no net expense for the year. The net items included a $1.5 million gain on the sale of property, plant and equipment related to the completion of auctions of machinery and equipment associated with the rationalization of the Company’s Randers, Denmark combine manufacturing operations, announced in July 2004. The gain was offset by $0.8 million of employee retention payments and facility closure costs incurred associated with the Randers rationalization, as well as $0.7 million of severance costs, asset write-downs and other facility closure costs related to the rationalization of the Company’s Finnish tractor manufacturing, sales and parts operations.
3. GOODWILL AND OTHER INTANGIBLE ASSETS
     SFAS No. 142, “Goodwill and Other Intangible Assets,” establishes a method of testing goodwill and other indefinite-lived intangible assets for impairment on an annual basis or on an interim basis if an event occurs or circumstances change that would reduce the fair value of a reporting unit below its carrying value. The Company’s annual assessments involve determining an estimate of the fair value of the Company’s reporting units in order to evaluate whether an impairment of the current carrying amount of goodwill and other indefinite-lived intangible assets exists. Fair values are derived based on an evaluation of past and expected future performance of the Company’s reporting units. The Company conducted its annual impairment analysis as of October 1, 2006, and utilized a combination of valuation techniques, including a discounted cash flow approach and a market multiple approach when assessing the fair value of each reporting unit. As a result of its analysis, the Company concluded that the goodwill associated with its Sprayer business was impaired and recorded a write-down of the total amount of recorded goodwill of approximately $171.4 million during the fourth quarter of 2006. The results of the Company’s analyses conducted as of October 1, 2006 associated with its other reporting units indicated that no reduction in their associated carrying amounts of goodwill was required.
     The Company also reviewed its other long-lived assets associated with the Sprayer business for impairment, including property, plant and equipment and other intangible assets, in accordance with

SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” The Company determined as a result of its analysis that no reduction in the carrying amounts of long-lived assets associated with the Sprayer business was required.
4. LONG-TERM DEBT
     Long-term debt consisted of the following at December 31, 2006 and December 31, 2005:

	December 31,	December 31,
	2006	2005
Credit facility	$111.4	$401.5
1 3/4% Convertible senior subordinated notes due 2033	201.3	201.3
1 1/4% Convertible senior subordinated notes due 2036	201.3	—
6 7/8% Senior subordinated notes due 2014	264.0	237.0
Other long-term debt	7.0	8.3

	785.0	848.1
Less: Current portion of long-term debt	(6.3)	(6.3)
1 3/4% Convertible senior subordinated notes due 2033	(201.3)	—

Total long-term debt, less current portion	$577.4	$841.8

     On December 4, 2006, the Company issued $201.3 million of 1 1/4% convertible senior subordinated notes due 2036 and received proceeds of approximately $196.4 million, after related fees and expenses. The notes are unsecured obligations and are convertible into cash and shares of the Company’s common stock upon satisfaction of certain conditions. The notes provide for the settlement upon conversion in cash up to the principal amount of the notes with any excess conversion value settled in shares of the Company’s common stock. The notes are convertible into shares of the Company’s common stock under certain circumstances (including upon increases in the Company’s share price) at an effective price of $40.73 per share, subject to adjustment. Beginning December 15, 2013, the Company may redeem any of the notes at a redemption price of 100% of their principal amount, plus accrued interest. Holders of the notes may require the Company to repurchase the notes at a repurchase price of 100% of their principal amount, plus accrued interest, on December 15, 2013, 2016, 2021, 2026 and 2031. Holders may also require the Company to repurchase all or a portion of the notes upon a fundamental change, as defined in the indenture.
     The Company used the net proceeds received from the issuance of the 1 1/4% convertible senior subordinated notes, as well as available cash, to repay $196.9 million of its outstanding United States dollar denominated term loan and €79.1 million of its outstanding Euro denominated term loan. In addition, the Company recorded interest expense of approximately $2.0 million, or $0.02 per share, for the proportionate write-off of deferred debt issuance costs associated with the term loan balances that were repaid.

     Holders of the Company’s 1 3/4% convertible senior subordinated notes due 2033 may convert the notes if, during any fiscal quarter, the closing sales price of the Company’s common stock exceeds 120% of the conversion price of $22.36 per share for at least 20 trading days in the 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter. As of December 31, 2006, the closing sales price of the Company’s common stock had exceeded 120% of the conversion price for at least 20 trading days in the 30 consecutive trading days ending December 31, 2006, and therefore, the Company classified the notes as a current liability. Future classification of the notes between current and long-term debt is dependent on the closing sales price of the Company’s common stock during future quarters. The Company believes it is unlikely the holders of the notes would convert the notes under the provisions of the indenture agreement, thereby requiring the Company to repay the principal portion in cash. In the event the notes were converted, the Company believes it could repay the notes with available cash on hand, funds from the Company’s existing $300.0 million multi-currency revolving credit facility, or a combination of these sources.
5. INVENTORIES
     Inventories are valued at the lower of cost or market using the first-in, first-out method. Market is net realizable value for finished goods and repair and replacement parts. For work in process, production parts and raw materials, market is replacement cost.
     Inventories at December 31, 2006 and December 31, 2005 were as follows:

	December 31,	December 31,
	2006	2005
Finished goods	$468.7	$477.3
Repair and replacement parts	331.9	307.5
Work in process	59.8	63.3
Raw materials	204.5	214.4

Inventories, net	$1,064.9	$1,062.5

6. ACCOUNTS RECEIVABLE SECURITIZATION
     The Company sells wholesale accounts receivable on a revolving basis to commercial paper conduits either on a direct basis or through a wholly-owned special purpose U.S. subsidiary under its United States, Canadian and European securitization facilities. Outstanding funding under these facilities totaled approximately $429.6 million at December 31, 2006 and $462.7 million at December 31, 2005. The funded balance has the effect of reducing accounts receivable and short-term liabilities by the same amount. Losses on sales of receivables primarily from securitization facilities included in other expense, net were $9.6 million and $5.9 million for the three months ended December 31, 2006 and 2005, respectively, and $29.9 million and $22.4 million for the years ended December 31, 2006 and 2005, respectively.
     During the second quarter of 2005, the Company completed an agreement to permit transferring, on an ongoing basis, the majority of its wholesale interest-bearing receivables in North America to AGCO Finance LLC and AGCO Finance Canada, Ltd., its United States and Canadian retail finance joint ventures. The Company has a 49% ownership interest in these joint ventures. The transfer of the receivables is without recourse to the Company, and the Company will continue to service the receivables. As of December 31, 2006, the balance of interest-bearing receivables transferred to AGCO Finance LLC and AGCO Finance Canada, Ltd. under this agreement was approximately $124.1 million compared to approximately $109.9 million as of December 31, 2005.

7. EARNINGS PER SHARE
     During the fourth quarter of 2004, the Emerging Issues Task Force (“EITF”) reached a consensus on EITF Issue No. 04-08, “Accounting Issues Related to Certain Features of Contingently Convertible Debt and the Effect on Diluted Earnings per Share.” EITF Issue No. 04-08 requires that contingently convertible debt should be included in the calculation of diluted earnings per share using the if-converted method regardless of whether a market price trigger has been met. The Company adopted the statement during the fourth quarter of 2004 and included approximately 9.0 million additional shares of common stock that may have been issued upon conversion of the Company’s former 1 3/4% convertible senior subordinated notes in its diluted earnings per share calculation for the six months ended June 30, 2005. In addition, diluted earnings per share are required to be restated for each period that the former convertible notes were outstanding. The convertible notes were issued on December 23, 2003. As the Company is not benefiting losses in the United States for tax purposes, the interest expense associated with the convertible notes included in the diluted earnings per share calculation does not reflect a tax benefit. On June 29, 2005, the Company completed an exchange of its $201.3 million aggregate principal amount of 1 3/4% convertible senior subordinated notes. The Company exchanged its existing convertible notes for new notes that provide for (i) the settlement upon conversion in cash up to the principal amount of the converted new notes with any excess conversion value settled in shares of the Company’s common stock, and (ii) the conversion rate to be increased under certain circumstances if the new notes are converted in connection with certain change of control transactions occurring prior to December 10, 2010, but otherwise are substantially the same as the old notes. The impact of the exchange resulted in a reduction in the diluted weighted average shares outstanding of approximately 9.0 million shares on a prospective basis. In the future, dilution of weighted shares outstanding will depend on the Company’s stock price once the market price trigger or other specified conversion circumstances are met. A reconciliation of net (loss) income and weighted average common shares outstanding for purposes of calculating basic and diluted (loss) earnings per share for the three months and years ended December 31, 2006 and 2005 is as follows:

	Three Months Ending December 31,		Years Ending December 31,
	2006	2005	2006	2005
Basic net (loss) income per share:
Net (loss) income	$(128.1)	$(63.8)	$(64.9)	$31.6

Weighted average number of common shares outstanding	91.1	90.5	90.8	90.4

Basic net (loss) income per share	$(1.41)	$(0.71)	$(0.71)	$0.35

Diluted net (loss) income per share:
Net (loss) income for purposes of computing diluted net (loss) income per share	$(128.1)	$(63.8)	$(64.9)	$31.6

Weighted average number of common shares outstanding	91.1	90.5	90.8	90.4
Dilutive stock options and restricted stock awards	—	—	—	0.3
Weighted average assumed conversion of contingently convertible senior subordinated notes	—	—	—	—

Weighted average number of common and common equivalent shares outstanding for purposes of computing diluted (loss) earnings per share	91.1	90.5	90.8	90.7

Diluted net (loss) income per share	$(1.41)	$(0.71)	$(0.71)	$0.35

     The weighted average common shares outstanding for purposes of computing diluted net (loss) earnings per share above do not include the assumed conversion of the Company’s 1 3/4% convertible senior subordinated notes or the impact of dilutive stock options and SSARs for the three months and year ended December 31, 2006 as the impact would have been antidilutive. The number of shares excluded from the weighted average common shares outstanding was approximately 2.5 million and 1.2 million shares, respectively, for the three months and year ended December 31, 2006.
8. SEGMENT REPORTING
     The Company has four reportable segments: North America; South America; Europe/Africa/Middle East; and Asia/Pacific. Each regional segment distributes a full range of agricultural equipment and related replacement parts. The Company evaluates segment performance primarily based on income from operations. Sales for each regional segment are based on the location of the third-party customer. The Company’s selling, general and administrative expenses and engineering expenses are charged to each segment based on the region and division where the expenses are incurred. As a result, the components of income (loss) from operations for one segment may not be comparable to another segment. Segment results for the three months and years ended December 31, 2006 and 2005 are as follows:

Three Months Ended	North	South	Europe/Africa/	Asia/
December 31,	America	America	Middle East	Pacific	Consolidated
2006
Net sales	$360.3	$186.4	$1,039.2	$47.9	$1,633.8
(Loss) income from operations	(15.4)	12.9	90.9	7.0	95.4

2005
Net sales	$399.6	$143.0	$787.8	$54.5	$1,384.9
(Loss) income from operations	(7.0)	1.4	65.5	9.7	69.6

Years Ended	North	South	Europe/Africa/	Asia/
December 31,	America	America	Middle East	Pacific	Consolidated
2006
Net sales	$1,283.8	$657.2	$3,334.4	$159.6	$5,435.0
(Loss) income from operations	(37.8)	45.2	279.4	20.3	307.1

2005
Net sales	$1,607.8	$648.5	$2,988.7	$204.7	$5,449.7
Income from operations	17.1	37.8	242.5	35.0	332.4
     A reconciliation from the segment information to the consolidated balances for income from operations is set forth below:

	Three Months Ended		Years Ended
	December 31,		December 31,
	2006	2005	2006	2005
Segment income from operations	$95.4	$69.6	$307.1	$332.4
Corporate expenses	(10.5)	(11.9)	(45.4)	(40.8)
Stock compensation expense	1.0	(0.1)	(3.5)	(0.4)
Restructuring and other infrequent (expenses) income	—	0.2	(1.0)	—
Goodwill impairment charge	(171.4)	—	(171.4)	—
Amortization of intangibles	(4.3)	(4.1)	(16.9)	(16.5)

Consolidated (loss) income from operations	$(89.8)	$53.7	$68.9	$274.7

RECONCILIATION OF NON-GAAP MEASURES
     This earnings release discloses adjusted income from operations, net income and earnings per share, as well as free cash flow and net debt, all of which exclude amounts that differ from the most directly comparable measure calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). A reconciliation of each of these financial measures to the most directly comparable GAAP measure is included below.
     The following is a reconciliation of adjusted income from operations, net income and earnings per share to reported income (loss) from operations, net income (loss) and earnings (loss) per share for the three months ended December 31, 2006 and 2005:

	Three months ended December 31,
	2006			2005
	Income	Net	Earnings	Income	Net	Earnings
	(Loss) From	Income	(Loss) Per	From	Income	(Loss) Per
	Operations	(Loss)(1)	Share(1)	Operations	(Loss)(1)	Share(1)
As adjusted	$81.6	$38.8	$0.41	$53.5	$26.9	$0.30
Restructuring and other infrequent expenses (income)(2)	—	—	—	(0.2)	(0.1)	—
Goodwill impairment charge(3)	171.4	166.9	1.78	—	—	—
Deferred income tax valuation allowance adjustment(4)	—	—	—	—	90.8	1.00
Weighted average share impact(5)	—	—	0.04	—	—	0.01

As reported	$(89.8)	$(128.1)	$(1.41)	$53.7	$(63.8)	$(0.71)

(1)	Net income (loss) and earnings (loss) per share amounts are after tax (rounding may impact the summation of certain line items).

(2)	The restructuring and other infrequent income recorded in the fourth quarter of 2005 relates primarily to a reversal of previously established provisions associated with the Company’s rationalization of its Finnish tractor manufacturing operations and gains on the sale of property, plant and equipment associated with the Company’s rationalization of its Valtra European sales operations. See Note 2 to our Condensed Consolidated Financial Statements for further explanation.

(3)	During the fourth quarter of 2006, the Company recognized a non-cash goodwill impairment charge related to the Company’s Sprayer business in accordance with SFAS No. 142. See Note 3 to our Condensed Consolidated Financial Statements for further explanation.

(4)	During the fourth quarter of 2005, the Company recognized a non-cash income tax charge of $90.8 million related to increasing the valuation allowance for its U.S. deferred income tax assets.

(5)	The weighted average share impact represents the impact of including dilutive common stock equivalents (as described in Note 7 above) in the as adjusted earnings per share calculation.
     The following is a reconciliation of adjusted income from operations, net income and earnings per share to reported income from operations, net income (loss) and earnings (loss) per share for the years ended December 31, 2006 and 2005:

	Years ended December 31,
	2006			2005
	Income	Net	Earnings	Income		Earnings
	From	Income	(Loss) Per	From	Net	Per
	Operations	(Loss)(1)	Share(1)	Operations	Income(1)	Share(1)
As adjusted	$241.3	$102.7	$1.12	$274.7	$136.3	$1.46
Restructuring and other infrequent expenses (income)(2)	1.0	0.7	0.01	—	(0.2)	—
Goodwill impairment charge(3)	171.4	166.9	1.81	—	—	—
Bond redemption costs(4)	—	—	—	—	14.1	0.15
Deferred income tax valuation allowance adjustment(5)	—	—	—	—	90.8	0.95
Weighted average share impact(6)	—	—	0.01	—	—	—

As reported	$68.9	$(64.9)	$(0.71)	$274.7	$31.6	$0.35

(1)	Net income (loss) and earnings (loss) per share amounts are after tax (rounding may impact the summation of certain line items).

(2)	The restructuring and other infrequent expenses during 2006 relate primarily to severance costs associated with the rationalization of certain parts, sales, marketing and administrative functions in the United Kingdom and Germany as well as severance costs associated with the Company’s rationalization of certain Valtra European sales offices located in Denmark, Norway, Germany and the United Kingdom. The restructuring and other infrequent income recorded during 2005 relates primarily to the gain on sale of machinery and equipment associated with the rationalization of the Company’s Randers, Denmark combine manufacturing operations. This gain was offset by charges incurred associated with the Randers rationalization, as well as the Company’s rationalization of its Finnish manufacturing, sales and parts operations. The Company did not record a tax provision or benefit associated with the gain or charges relating to the Randers rationalization. See Note 2 to our Condensed Consolidated Financial Statements for further explanation.

(3)	During the fourth quarter of 2006, the Company recognized a non-cash goodwill impairment charge related to the Company’s Sprayer business in accordance with SFAS No. 142. See Note 3 to our Condensed Consolidated Financial Statements for further explanation.

(4)	On June 23, 2005, AGCO redeemed its $250 million 9 1/2% Senior Notes due 2008 at a price of approximately $261.9 million, which included a premium of 4.75% over the face amount of the notes. At the time of the redemption, AGCO recorded interest expense for the premium of approximately $11.9 million, or $0.13 per share, and approximately $2.2 million, or $0.02 per share, for the write-off of the remaining balance of deferred debt issuance costs.

(5)	During the fourth quarter of 2005, the Company recognized a non-cash income tax charge of $90.8 million related to increasing the valuation allowance for its U.S. deferred income tax assets.

(6)	The weighted average share impact represents the impact of including dilutive common stock equivalents (as described in Note 7 above) in the as adjusted earnings per share calculation.
     The following is a reconciliation of free cash flow to net cash provided by operating activities for the years ended December 31, 2006 and 2005:

	2006	2005
Net cash provided by operating activities	$442.2	$246.3
Less:
Capital expenditures	(129.1)	(88.4)

Free cash flow	$313.1	$157.9

     The following is a reconciliation of net debt and net debt to capital ratio as of December 31, 2006 and 2005:

	December 31,	December 31,
	2006	2005
Long-term debt	$785.0	$848.1
Less:
Cash and cash equivalents	(401.1)	(220.6)

Net debt	383.9	627.5
Add:
Total stockholders’ equity	1,493.6	1,416.0

Total capital	$1,877.5	$2,043.5

Net debt to capital ratio	20.4%	30.7%